Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

LESAKA TECHNOLOGIES, INC.

Pursuant to Sections 607.1001, 607.1003, and 607.1007 of the Florida Business Corporation Act (the "Act"), LESAKA TECHNOLOGIES, INC. (Florida Document Number: P97000041098), approves and adopts the following Amended and Restated Articles of Incorporation:

ARTICLE I.
Name

The name of the Corporation is Lesaka Technologies, Inc.

ARTICLE II.
Principal Office

The principal office of the Corporation is President Place, 4 Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, 2196, South Africa.

ARTICLE III.
Term of Existence

The Corporation will have perpetual existence.

ARTICLE IV.
Purpose

 The general nature of the business to be transacted by the Corporation shall be to engage in any and all lawful business permitted under the laws of the United States and the State of Florida.

ARTICLE V.
Shares

The maximum number of shares of capital stock that the Corporation shall be authorized to issue and have outstanding at any one time shall be two hundred fifty million (250,000,000), of which two hundred million (200,000,000) shares shall be designated as common stock, par value $0.001 per share, and fifty million (50,000,000) shares shall be designated as preferred stock par value $0.001 per share.

Series of the preferred stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and express in the resolution or resolutions providing for the creation and issuance of such series of preferred stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

ARTICLE VI.
Registered Agent

The name and Florida street address of the registered agent and registered office address of the Corporation is:

Name: Incorporating Services, Ltd.

Address: 1540 Glenway Drive, Tallahassee, FL 32301 US

ARTICLE VII.
Affiliated Transactions

Pursuant to Section 607.0901(5)(a) of the Act, the Corporation elects not to be governed by the requirements or other provisions regarding affiliated transactions of Section 607.0901 of the Act.  Therefore, the terms of such section of the Act will not apply with respect to the approval, adoption, authorization, ratification or effectuation of any affiliated transactions involving the Corporation.

ARTICLE VIII.
Amendment

These Articles of Incorporation may be amended in the manner provided by law.

IN WITNESS WHEREOF, the Chief Executive of the Corporation has signed these Amended and Restated Articles of Incorporation as of May 12, 2022.

LESAKA TECHNOLOGIES, INC.

By:	/s/ Chris G.B. Meyer
Chris G.B. Meyer,
Group Chief Executive Officer